UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011, Institutional Financial Markets, Inc. (the “Company”) and IFMI, LLC (“IFMI”) entered into an Amended and Restated Employment Agreement with Christopher Ricciardi (the “Amended Agreement”) that replaced, in its entirety, the Employment Agreement, dated February 18, 2010, entered into by the parties (the “Original Agreement”). Pursuant to the Amended Agreement, Mr. Ricciardi will serve as the Company’s President, reporting directly to the Chief Executive Officer of the Company. As a result of the Amended Agreement, Mr. Ricciardi no longer serves as Chief Executive Officer of the Company’s capital markets businesses.

Mr. Ricciardi’s employment under the Amended Agreement is at-will. Until May 19, 2011, (a) Mr. Ricciardi may terminate the Amended Agreement and/or Mr. Ricciardi’s employment at any time upon sixty days prior written notice, and (b) the Company may terminate the Amended Agreement and/or Mr. Ricciardi’s employment at any time upon thirty days prior written notice. After May 19, 2011, any of the parties may terminate the Amended Agreement and/or Mr. Ricciardi’s employment at any time upon thirty days prior written notice. Upon any such termination, Mr. Ricciardi will only be entitled to receive accrued base salary and will not be entitled to any payment, compensation, severance benefit or other employee benefit from the Company. While the Amended Agreement is in effect, Mr. Ricciardi’s minimum base salary will remain $1,000,000 per annum.

Under the Amended Agreement, in addition to base salary, Mr. Ricciardi will have the opportunity to receive cash bonuses in an amount and on such terms to be determined by the Compensation Committee. Although the Amended Agreement does not provide for any specific equity awards, it does provide that Mr. Ricciardi will be entitled to participate in any Company equity compensation plan in which he is eligible to participate and may be granted awards in the discretion of the Compensation Committee. The Amended Agreement further provides for a payment on the date of the Amended Agreement in the amount of $3,000,000.

The Amended Agreement provides that Mr. Ricciardi may participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that Mr. Ricciardi is eligible to participate under the terms of such plans or programs.

The Amended Agreement contains a non-solicitation provision restricting, until November 19, 2011, Mr. Ricciardi’s ability to solicit employees and other persons engaged by the Company. The Amended Agreement also contains customary confidentiality provisions and contains a general release by Mr. Ricciardi.

Under the Amended Agreement, Mr. Ricciardi has agreed to forfeit on October 16, 2011 and release any and all claims he may have to the 360,000 shares of restricted stock that were awarded to Mr. Ricciardi effective as of January 27, 2011. In connection with such forfeiture, the Company is required to pay to Mr. Ricciardi an amount equal to the number of shares of restricted stock forfeited multiplied by the average closing price as reported by the NYSE Amex of the Company’s common stock during the 20 trading days prior to such payment. Mr. Ricciardi is required to execute a general release prior to receiving such payment.

Until the earlier of December 31, 2012 or the termination of the Section 382 Rights Agreement dated as of December 21, 2009 between the Company and Mellon Investor Services LLC (the “Rights Agreement”), Mr. Riccardi has agreed to not, and cause his spouse and The Christopher Ricciardi Irrevocable Retained Annuity Trust U/A/D January 16, 2008 (the “Trust”) to not, directly or indirectly, acquire any additional ownership interest in any shares of the Company’s common stock if, after giving effect to such acquisition, there would occur an “ownership change” under Section 382 of the Internal Revenue Code and the rules and regulations promulgated thereunder.

Until the earlier of December 31, 2012 or the termination of the Rights Agreement, Mr. Ricciardi has agreed to not, and cause his spouse and the Trust to not, directly or indirectly, dispose of any interest in any shares of the Company’s common stock if, after giving effect to such disposition, there would occur an “ownership change” under Section 382 of the Code and the rules and regulations promulgated thereunder.

Until July 19, 2012, Mr. Ricciardi has agreed to vote, or cause to be voted, all of the shares of the Company’s voting securities beneficially owned by him in accordance with the recommendations of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: April 25, 2011	By:	/s/ JOSEPH W. POOLER, JR.
Joseph W. Pooler, Jr.
Executive Vice President and Chief Financial Officer

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